Exhibit 23.3

CONSENT OF JANE E. TRUSTY, P.E.

I hereby consent to all references to myself, my report dated July 24, 2019, containing my opinion on the proved reserves attributable to certain properties that the Company has represented that it has an interest in as of December 31, 2018 (the “Report”), and the incorporation by reference of the Report, in this Registration Statement on Form S-1 (Amendment No. 1) of U.S. Energy Corp. (the “Company”) (File No. 333-249738). I further consent to reference to me under “Experts” in the Form S-1.

November 9, 2020

Very truly yours,

/s/ Jane E. Trusty
Jane E. Trusty, P.E.